Exhibit 10.2

EXECUTION VERSION

UNITHOLDER SUPPORT AGREEMENT

This UNITHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of March 13, 2019, is entered into by and among Brookfield Asset Management Inc., a corporation formed under the laws of Ontario (“Parent”), Berlin Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned direct or indirect subsidiary of Parent, Oaktree Capital Group, LLC, a Delaware limited liability company (the “Company”), Oaktree Capital Group Holdings, L.P., a Delaware limited partnership (“OCGH” or the “Unitholder”), and Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company (the “General Partner”).

WHEREAS, as of the date hereof, the Unitholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 13,000 Class A Units of the Company (“Class A Units”) and 85,398,460 Class B Units of the Company (“Class B Units” and, together with the Class A Units, “Company Units”) (all such units, together with any additional Company Units that are hereafter issued to, or otherwise acquired or owned, beneficially or of record, by, the Unitholder prior to the termination of this Agreement being referred to herein as the “Subject Units”);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub, Company, Oslo Holdings LLC, a Delaware limited liability company (“SellerCo”) and Oslo Holdings Merger Sub LLC a Delaware limited liability company, are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended, supplemented or waived from time to time in accordance with the DLLCA (the “Merger Agreement”), which provides, among other things, for Merger Sub to merge with and into the Company (the “Merger”) with the Company continuing as the surviving company, upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement);

WHEREAS, the Company, OCGH, OCM Holdings I, LLC, Oaktree Holdings, Inc., Oaktree AIF Holdings, Inc., Oaktree Holdings, Ltd. and certain other Affiliates of OCGH are party to a Second Amended and Restated Exchange Agreement dated March 29, 2012 (the “Existing Exchange Agreement”) which provides for, among other things, the exchange of limited partnership units of OCGH (“OCGH Units”) into Class A Units and the cancellation of a corresponding number of Class B Units; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Unitholder and the General Partner, and as an inducement and in consideration therefor, the Unitholder (solely in the Unitholder’s capacity as a holder of the Subject Units) and the General Partner (solely in its capacity as the General Partner of the Unitholder) have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE

1.1    Agreement to Deliver Member Written Consent. Subject to the terms of this Agreement, the Unitholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, it shall, promptly following the Registration Statement being declared effective and receipt by the Unitholder of the consent solicitation statement or similar document of the Company with respect to the solicitation of consents from the Company’s Members with respect to the Member Written Consent included as a prospectus/consent solicitation in the Registration Statement (and, in any event, within five (5) Business Days of the receipt thereof) and if an Election Notice shall not have been delivered prior to such time, duly execute and deliver member written consents substantially in the form attached hereto as Exhibit A in respect of the Subject Units beneficially owned by the Unitholder in accordance with Section 18-302(d) of the DLLCA and Section 11.3(b) of the Fourth Amended and Restated Oaktree Operating Agreement, dated as of May 17, 2018.

1.2    Agreement to Vote. Subject to the terms of this Agreement, the Unitholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at every annual or special meeting of the Members of the Company held with respect to the matters specified in Section 1.2(b), however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the Members of the Company, the Unitholder shall, in each case to the fullest extent that the Subject Units then owned beneficially or of record are entitled to vote thereon:

(a)    cause the Subject Units then owned beneficially or of record to be counted as present thereat for purposes of determining a quorum;

(b)    be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, the Subject Units then owned beneficially or of record:

(i)    in favor of (A) adoption of the Merger Agreement and approval of the Merger and the other Contemplated Transactions and (B) each of the actions contemplated by the Merger Agreement in respect of which approval of the Company’s Members is requested (collectively, the “Transaction Matters”); and

(ii)    against (A) any change in the Company Board, (B) any Acquisition Proposal or any other proposal made in opposition to the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement, and (C) any other proposal or action that would constitute a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Unitholder under this Agreement or that is intended or could reasonably be expected to prevent, frustrate, impede, interfere with, materially delay or adversely affect the Merger or other Contemplated Transactions.

(c)    Subject to Section 1.4, the Unitholder agrees that the obligations specified in this Section 1.2 shall not be affected by any Adverse Recommendation Change except to the extent the Merger Agreement is terminated as a result thereof.

(d)    During the time this Agreement is in effect, except as contemplated by Article V, the Unitholder shall retain at all times the right to vote the Subject Units in the Unitholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.2 that are at any time or from time to time presented for consideration to the Company’s Members generally.

1.3    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    The Unitholder hereby irrevocably grants to, and appoints, Parent and any duly appointed designee thereof, as, the Unitholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Unitholder, to attend any meeting of the Members of the Company on behalf of the Unitholder with respect to the matters set forth in Section 1.2(b)(i) and Section 1.2(b)(ii), to include the Subject Units then owned beneficially or of record in any computation for purposes of establishing a quorum at any such meeting of the Members of the Company, and to vote all Subject Units then owned beneficially or of record, or to grant a consent or approval in respect of the Subject Units, in connection with any meeting of the Members of the Company or any action by written consent in lieu of a meeting of the Members of the Company in accordance with the provisions of Section 1.2. Parent agrees not to exercise the proxy granted herein for any purpose other than with respect to the matters set forth in Section 1.2(b)(i) and Section 1.2(b)(ii). The Unitholder hereby affirms that the proxy set forth in this Section 1.3 is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of the Unitholder under Section 1.2 of this Agreement. The Unitholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.3, is intended to be irrevocable in accordance with the provisions of Section 18-302 of the DLLCA during the term of this Agreement.

(b)    The Unitholder hereby represents that any proxies heretofore given in respect of the Subject Units, if any, with respect to the matters set forth in Section 1.2(b)(i) and Section 1.2(b)(ii) are revocable, and hereby revokes such proxies.

1.4    Change in Recommendation. Notwithstanding anything to the contrary herein, in the event that the Company Board or the Special Committee makes an Adverse Recommendation Change (the “Trigger Event”), the obligations of the Unitholder under Sections 1.1 and 1.2 above to consent or vote in favor of approving the Transaction Matters shall be modified such that the number of Subject Units covered by any action by written consent or voted by the Unitholder shall be equal to the sum (the “Trigger Event Sum”) of (rounded up to the nearest whole unit):

(a)    the number of Subject Units that would represent, as of the time of the Trigger Event twenty-five percent (25%) of the aggregate voting power of the issued and outstanding Class A Units and Class B Units voting together as a single class; plus

(b)    the number of Subject Units the aggregate voting power of which, as a percentage of the aggregate voting power of all Subject Units not covered by Section 1.4(a), is equal to the Proportionate Percentage. The term “Proportionate Percentage,” for purposes of this Agreement, means the percentage of aggregate voting power with respect to all outstanding Class A Units and Class B Units held by Members of the Company (excluding the Unitholder), voting as a single class (taking into account that each holder of Class A Units is entitled to one (1) vote per unit and each holder of Class B Units is entitled to ten (10) votes per unit), voting in favor of approving the Transaction Matters. For example, if fifty percent (50%) of the total aggregate voting power with respect to all outstanding Class A Units and Class B Units held by Members of the Company (excluding the Unitholder) consents or votes to approve the Transaction Matters, the Unitholder must consent or vote fifty percent (50%) of the aggregate voting power represented by all Subject Units not covered by Section 1.4(a) to approve the Transaction Matters. Notwithstanding anything to the contrary herein, in the event that a Trigger Event occurs, the number of Subject Units that the Unitholder consents or votes in favor of approving any of the Transaction Matters shall in no event exceed the Trigger Event Sum.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE WRITTEN CONSENT PARTIES

Each of the Company, the General Partner and the Unitholder (collectively, the “Written Consent Parties”) represents and warrants to Parent and Merger Sub as of the date hereof that:

2.1    Organization, Power and Authority. Each of the Written Consent Parties is duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware and the performance by the Written Consent Parties of their respective obligations hereunder are within their respective organizational powers and have been duly authorized by all necessary organizational actions on the part of the Written Consent Parties.

2.2    Authorization; Binding Agreement. Each of the Written Consent Parties has full power and authority to execute, deliver and perform their respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Written Consent Parties, and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Written Consent Parties, enforceable against the Written Consent Parties in accordance with its terms, subject to the limitation of such enforcement by the Equitable Exceptions.

2.3    Non-Contravention. The execution and delivery of this Agreement by each of the Written Consent Parties does not, and the performance by the Written Consent Parties of their respective obligations hereunder will not, (i) except as set forth on Section 4.05 of the Company Disclosure Schedules (as defined in the Merger Agreement) or as may be required by applicable U.S. federal securities Applicable Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any

Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances on any of the Subject Units pursuant to, any agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on the Written Consent Parties, (ii) violate any provision of their respective organizational documents, or (iii) result in a violation or breach of, or constitute a default under any Applicable Law, in case of each of clauses (i) and (ii), except as would not reasonably be expected to prevent or materially delay or otherwise adversely impact their ability to perform their obligations hereunder in any material respect.

2.4    Ownership of Subject Units; Total Units. (i) The Unitholder is the record or beneficial owner of the Subject Units and has good, valid and marketable title to such Subject Units free and clear of any Encumbrances in respect of such Subject Units, except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”) and (ii) the Subject Units owned by the Unitholder are all of the equity securities of the Company owned, either of record or beneficially, by the Unitholder as of the date hereof.

2.5    Voting Power. Other than as would not reasonably be expected to prevent or materially delay or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder in any material respect, the Unitholder has full voting power with respect to the Subject Units, full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement. The Unitholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Units. Except as would not reasonably be expected to prevent or materially delay or otherwise adversely impact the Unitholder’s ability to perform its obligations hereunder in any material respect, none of the Subject Units are directly bound by any unitholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Units, except as provided hereunder.

2.6    Reliance. Each of the Written Consent Parties understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Written Consent Parties’ execution, delivery and performance of this Agreement.

2.7    Absence of Litigation. Except as set forth on Section 4.20 of the Disclosure Schedule of the Merger Agreement, there is no Legal Proceeding pending against, or, to the knowledge of the Written Consent Parties, threatened in writing against any of such parties or any of such parties properties or assets (including the Subject Units), nor, to the knowledge of the Written Consent Parties, is there any investigation of a Governmental Authority pending or threatened in writing with respect to any of such parties, and none of such parties is subject to any outstanding order, writ, injunction or decree, that, in each case, would, individually or in the aggregate, reasonably be expected to prevent or materially delay or otherwise adversely impact such parties’ ability to perform its obligations hereunder in any material respect.

2.8    Brokers. No broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Company, Parent or Merger Sub is or will be liable in connection with the performance of the Written Consent Parties’ obligations hereunder based upon arrangements made by or, to the knowledge of the Written Consent Parties, on behalf of any of the Written Consent Parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represent and warrant to the Written Consent Parties as of the date hereof that:

3.1    Organization; Power and Authority. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Applicable Laws of its governing jurisdiction and the performance by Parent and Merger Sub of their respective obligations hereunder are within Parent’s and Merger Sub’s respective organizational powers and have been duly authorized by all necessary organizational actions on the part of Parent and Merger Sub.

3.2    Authorization; Binding Agreement. Each of Parent and Merger Sub has full power and authority to execute, deliver and perform this Agreement and to perform its obligations hereunder. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Written Consent Parties, this Agreement constitutes its legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Equitable Exceptions).

3.3    Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub does not and the performance by Parent and Merger Sub of their respective obligations hereunder will not, (i) except as set forth in the Merger Agreement or as may be required by applicable U.S. federal securities Applicable Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under any agreement, trust, commitment, order, judgment, writ, stipulation, settlement, award, decree or other instrument binding on Parent or Merger Sub, (ii) violate any provision of Parent’s or Merger Sub’s organizational documents, or (iii) result in a violation or breach of, or constitute a default under any Applicable Law, in case of each of clauses (i) and (ii), except as would not reasonably be expected to prevent or materially delay or otherwise adversely impact Parent’s and Merger’s ability to perform their obligations hereunder in any material respect.

3.4    Absence of Litigation. As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of Parent, threatened in writing against Parent, any of its subsidiaries (including Merger Sub) or any of Parent’s or its subsidiaries’ (including Merger Sub’s) properties or assets, nor, to the knowledge of Parent, is there any investigation of a Governmental Authority pending or threatened in writing with respect to Parent or any of its subsidiaries (including Merger Sub), nor is Parent or any of its subsidiaries is subject to outstanding order, writ, injunction or decree, that, in each case, would, individually or in the aggregate, reasonably be expected to prevent or materially delay or otherwise adversely impact Parent’s or Merger Sub’s ability to perform its obligations hereunder in any material respect.

ARTICLE IV

ADDITIONAL COVENANTS OF THE UNITHOLDER

The Unitholder hereby covenants and agrees that until the termination of this Agreement:

4.1    Adjustments. In the event of any unit split (including a reverse unit split), unit dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of units or similar transaction with respect to the equity securities of the Company that affects the Subject Units, the terms of this Agreement shall apply to the resulting securities to the same extent as if they were Subject Units.

4.2    Further Assurances.

(a)    Each of the parties hereto shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as may be reasonably necessary or appropriate to carry out and effectuate the purpose and intent of this Agreement.

(b)    Except for the issuance of any corresponding Class B Units in connection with any issuance of OCGH Units in accordance with Section 4.4 of the Operating Agreement, the Unitholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number and description of any Subject Units acquired by the Unitholder after the date hereof and before the Company Member Approvals are obtained which are not set forth in the recitals hereto.

ARTICLE V

DISTRIBUTION OF CLASS A UNITS; COMMITMENT TO EXCHANGE; CHARITABLE CONTRIBUTIONS

5.1    Distribution of Class A Units. Immediately prior to the Effective Time (and after the receipt of the Company Member Approval), the Unitholder shall distribute, pursuant to the terms of the Fifth Amended and Restated OCGH Limited Partnership Agreement, dated November 10, 2015, by and among the General Partner and the limited partners party thereto (the “LPA”), the 13,000 Class A Units it holds to one or more limited partners of OCGH in partial redemption for such OCGH Units.

5.2    Commitment to Exchange.

(a)    The General Partner or its designee shall declare an open period under Section 6.1(a) of the LPA requesting that each limited partner of OCGH deliver an Exchange Notice (as defined in the LPA) to the General Partner or its designee with respect to which (i) each Existing Institutional Investor (as such term is defined in the LPA) elects to exchange all of the OCGH Units held by it, and (ii) each other limited partner of OCGH (a “Founder/Management OCGH Investor”) elects to exchange its respective pro rata portion of 14,503,267 OCGH Units (such units described in clauses (i) and (ii), the “Exchanged OCGH Units”) in an Exchange (as defined in the Existing Exchange Agreement) (the “Optional Exchange”).

(b)    If any limited partner of OCGH (including any Existing Institutional Investor) fails to deliver an Exchange Notice for the Optional Exchange with respect to all of such Person’s Exchanged OCGH Units, then the General Partner shall require and cause each such limited partner to participate, as a Mandatory Sale (as defined in the LPA) pursuant to Section 6.2 of the LPA, in an Exchange in respect of all of such Person’s Exchanged OCGH Units that are not submitted in the Optional Exchange (the “Mandatory Exchange”).

(c)    The General Partner commits to effect the Optional Exchange and, if applicable, the Mandatory Exchange in accordance with Section 2.1 of the Existing Exchange Agreement whereby, pursuant to Section 2.1(g) of the Existing Exchange Agreement, the Exchange Price (as defined in the Existing Exchange Agreement) for each such Exchange shall be paid in the form of one unit of limited liability company interest in SellerCo per Exchanged OCGH Unit.

(d)    In connection with the Optional Exchange and Mandatory Exchange, the General Partner shall use its reasonable best efforts to obtain commitments (in a form reasonably acceptable to Parent and the General Partner) from each of the Founder/Management OCGH Investors to agree not to sell, transfer, pledge, encumber, assign or otherwise dispose of (“Transfer”) fifty-percent (50%) of the Share Consideration received by such Founder/Management OCGH Investor in connection with the consummation of the transactions contemplated by the Merger Agreement for a period of ninety (90) days immediately following the Closing Date.

(e)    The Exchange Date (as defined in the LPA) for such Exchange shall be the Closing Date and the Closing (as defined in the Existing Exchange Agreement) shall occur immediately prior to the Effective Time.

5.3    Charitable Contributions. In addition to any open period under Section 6.1(a) of the LPA declared pursuant to Section 5.2(a) above, following the receipt of the Company Member Approval pursuant to Section 1.1 or Section 1.2 above, the General Partner or its designee shall be permitted to declare one or more open periods under Section 6.1(a) of the LPA, and to effect one or more additional Exchanges (as defined in the Existing Exchange Agreement), in order to facilitate the making of charitable donations by OCGH limited partners of up to 3,000,000 OCGH Units in the aggregate. The Exchange Date (as defined in the LPA) for any such additional Exchanges may occur at any time, but in any event not later than such date and time as specified in Section 5.2(e).

5.4    Limitations on Exchanges and Transfers. The General Partner shall not, and shall cause its designees not to, (i) declare an open period under Section 6.1(a) of the LPA, except as contemplated by Section 5.2 above; or (ii) authorize, approve or allow any Permitted Transfers pursuant to item (e) of the definition of “Permitted Transfer” in the LPA.

ARTICLE VI

MISCELLANEOUS

6.1    Termination. This Agreement shall terminate automatically and be of no further force or effect, without any notice or other action by any Person, upon the first to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of any material modification, waiver or amendment to any provision of the Merger Agreement or the Existing Exchange Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the holders of Company Units pursuant to the Merger Agreement as in effect on the date hereof or to the holders of the limited partners of Unitholder pursuant to the Existing Exchange Agreement as in effect on the date hereof, and (iv) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that solely in the event of a termination of this Agreement pursuant to clause (i) above, (x) nothing set forth in this Section 6.1 shall relieve any party from liability for any Willful Breach of this Agreement prior to termination hereof and (y) the provisions of this Article VI shall survive any termination of this Agreement.

6.2    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given by hand delivery, delivery with signature required by a reputable express mail provider, certified mail (return receipt requested) or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or by e-mail of a PDF document, addressed as follows:

(a)    if to Parent or Merger Sub, to

Brookfield Asset Management Inc.

Legal Department

181 Bay Street

Toronto, Ontario MJ52V1

Attention:     Jessica Diab

Email:          Jessica.Diab@brookfield.com

with a copy (which shall not constitute notice) to:

Weil Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Fax: (212) 310-8007

Attention:     Michael Aiello;

                      Matthew Gilroy;

                      Eoghan Keenan

Email:          michael.aiello@weil.com

                      matthew.gilroy@weil.com

                      eoghan.keenan@weil.com

(b)    if to the Unitholder, to

Oaktree Capital Group Holdings, L.P.

c/o Oaktree Capital Group Management, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

Fax: (213) 830-8545

Attention:    Todd Molz

Email:          tmolz@oaktreecapital.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Fax: (212) 455-2502

Attention:    Thomas Wuchenich;

                      Elizabeth Cooper;

                      Ben Schaye

Email:          twuchenich@stblaw.com

                      ecooper@stblaw.com

                      ben.schaye@stblaw.com

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson LLP

350 South Grand Avenue, 50th Floor

Los Angeles, CA 90071

Fax: (213) 593-2885

Attention:    David Lee;

                     Jennifer Broder

Email:         david.lee@mto.com

                     jennifer.broder@mto.com

6.3    No Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

6.4    Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties hereto.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

6.5    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.6    Binding Effect; Benefit; Assignment. (a) Subject to Section 6.6(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

(b)    No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Parties. Any purported assignment, delegation or other transfer without such consent shall be void.

6.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 6.02 shall be deemed effective service of process on such Party.

6.8    Waiver of Jury Trial.    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.10    Entire Agreement. This Agreement, the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

6.11    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties agree that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 6.7, without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

6.13    Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Whenever the words “to the extent” are used in this Agreement, they shall mean “the degree by which” and not merely “if.” References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein (including any Disclosure Schedule of the Merger Agreement) are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References (i) to “$” and “dollars” are to the currency of the United States and (ii) to “days” shall be to calendar days unless otherwise indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any reference to the “ordinary course of business” shall be deemed to reference to the “ordinary course of business consistent with past practice.”

6.14    Capacity as Unitholder. Notwithstanding anything herein to the contrary, (i) the Unitholder signs this Agreement solely in the Unitholder’s capacity as a Member of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Unitholder or any affiliate, employee or designee of the Unitholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company or any other Person, and (ii) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company to the extent such concepts are applicable, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.

6.15    No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Units. All rights, ownership and economic benefits of and relating to the Subject Units shall remain vested in and belong to the Unitholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Unitholder in the voting of any of the Subject Units, except as expressly otherwise provided herein.

[Signature Page Follows]

The parties are executing this Agreement on the date set forth in the introductory clause.

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Justin Beber
Name: Justin Beber
Title: Chief Legal Officer

BERLIN MERGER SUB, LLC

By:	/s/ Mark Srulowitz
Name: Mark Srulowitz
Title: Vice-President

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	Oaktree Capital Group Holdings GP, LLC, its general partner

By:	/s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman

By:	/s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman

By:	/s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Howard Marks
Name: Howard Marks
Title: Co-Chairman

By:	/s/ Bruce Karsh
Name: Bruce Karsh
Title: Co-Chairman and Chief Investment Officer

EXHIBIT A

FORM OF MEMBER WRITTEN CONSENT

OAKTREE CAPITAL GROUP, LLC

Written Consent of Member in Lieu of a Meeting

Pursuant to Section 18-302(d) of the Delaware Limited Liability Company Act

The undersigned member (the “Consenting Member”) of Oaktree Capital Group, LLC (the “Company”), being the holder as of the date of this written consent (this “Written Consent”) of 13,000 Class A Units of the Company and all of the Class B Units of the Company (collectively, the “OCGH Held Units”), acting pursuant to Section 18-302(d) of the Delaware Limited Liability Company Act (the “DLLCA”) and as authorized by Section 12.8 of the Fourth Amended and Restated Operating Agreement of the Company, dated as of May 17, 2018 (the “Company Operating Agreement”), hereby irrevocably consents in writing to the following actions and the adoption of the following resolutions without a meeting of Members of the Company:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 13, 2019 by and among Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario (“Parent”), Berlin Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“Merger Sub”), the Company, Oslo Holdings LLC, a Delaware limited liability company (“SellerCo”), and Oslo Holdings Merger Sub LLC, a Delaware limited liability company (“Seller MergerCo”), a copy of which has been provided to the undersigned Consenting Member and is attached hereto as Annex A (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, among other things, (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity of the Merger (the “Merger”) and (ii) SellerCo will merge with and into Seller MergerCo with SellerCo continuing as the surviving entity (“SellerCo Merger”);

WHEREAS, the Company’s Board of Directors has unanimously (i) determined that it is advisable, fair to, and in the best interests of, the Company and its Members that the Company enter into the Merger Agreement, (ii) adopted, approved and declared advisable the Merger Agreement, the other Transaction Agreements, and the Contemplated Transactions, including the Merger and (iii) resolved to recommend that the Company’s Members execute and deliver a written consent adopting the Merger Agreement and approving the Merger and the other Contemplated Transactions;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each Class A Unit (except for any Restricted Unit) issued and outstanding immediately prior to the Effective Time shall be converted, in accordance with the procedures set forth in the Merger Agreement, into the right to receive, without interest, the Merger Consideration;

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WHEREAS, an F-4 has been filed by Parent with the SEC pursuant to which the offer and sale of Parent Class A Shares issuable in the Merger are being registered with the SEC, which F-4 contains the Consent Solicitation Statement, and has become effective;

WHEREAS, pursuant to Section 18-209(b) of the DLLCA and Section 11.3(b) of the Company Operating Agreement, the Merger Agreement and the Merger contemplated thereby must be adopted and approved by the affirmative vote of the holders of a majority of the voting power of the Class A Units and Class B Units, voting together as a single class;

WHEREAS, pursuant to Section 18-302(d) of the DLLCA and Section 12.8 of the Company Operating Agreement, the Company’s Members may act by written consent in lieu of a meeting of the Members of the Company; and

WHEREAS, as of the date hereof, the OCGH Held Units representing approximately 92% of the aggregate voting power of the Class A Units and Class B Units, voting together as a single class;

WHEREAS, upon the execution and delivery of this written consent, the Company Member Approval shall have been obtained in accordance with Section 18-209(b) of the DLLCA and the Company Operating Agreement;

NOW, THEREFORE, BE IT RESOLVED, that the Consenting Member hereby votes all of the OCGH Held Units in favor of the adoption of the Merger Agreement and the approval of the Merger and the other Contemplated Transactions with the same force and effect as if the Members had taken such action at a meeting of the Members of the Company;

FURTHER RESOLVED, this written consent may be executed in two or more counterparts, each of which when so executed shall be an original, and all such counterparts shall together constitute one and the same instrument, and signatures to this Written Consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This Written Consent shall be effective as of the execution and delivery of this Written Consent in accordance with the terms of the Merger Agreement, shall be filed with the book in which proceedings of meetings of the Members of the Company are recorded and shall be treated for all purposes as action taken at a meeting.

[Signature page follows]

A-2

IN WITNESS WHEREOF, the undersigned has executed this Written Consent on this          day of                 , 2019.

By:	OAKTREE CAPITAL GROUP HOLDINGS L.P.

By: Oaktree Capital Group Holdings GP, LLC, Its general partner

By:
Name:
Title:

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